                     Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended September 30, 1999
(Unaudited, Subject to Adjustment)

                    Nine
               QuarterMonths
               -------------

Operating activities:
     Net income (loss)     $ (5,032)     $  (7,215)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     2,675     6,423
          (Increase) decrease in accounts receivable and
               unbilled revenue     (3,973)     (55)
          (Increase) decrease in inventory     (2,204)     1,545
          (Increase) decrease in prepaid and other
               current assets     960     7,828
          Increase (decrease) in accounts payable     (4,596)     (4,682)
          Increase (decrease) in other current liabilities     9,504     1,983
          Other, net     310     (1,427)
                    --------     ---------
Net cash provided by (used in) operating activities     $ (2,356)     $
4,400
                    --------     ---------


Investing activities:
     Fixed asset expenditures     $ (1,030)     $  (1,339)
     Investment in Griffith Consumers       -       (78,605)
     Acquisition of Barclay & Fowler assets       -       (3,011)
     Acquisition of Hub-Langie assets       -       (777)
     Acquisition of Texas-Ohio assets     (14,005)     (14,005)
     Acquisition of Ewing Oil     (6,148)     (6,148)
     Purchase of AllEnergy minority interest from
          NEES Global, Inc.       -       (456)
                    --------     ---------
Net cash used in investing activities     $(21,183)     $(104,341)
                    --------     ---------

Financing activities:
     Change in subordinated notes payable to parent     $ 21,050     $  99,875
     Increase (decrease) in long-term debt     (139)     (289)
                    --------     ---------
     Net cash provided by (used in) financing activities     $ 20,911     $
99,586
                    --------     ---------

Net increase (decrease) in cash and cash equivalents     $ (2,628)     $
(355)

Cash and cash equivalents at beginning of period     6,466     4,193
                    --------     ---------

Cash and cash equivalents at end of period     $  3,838     $   3,838
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